                                  EXHIBIT 2.1

                               -----------------










                     AGREEMENT AND PLAN OF REORGANIZATION

                                                                     EXHIBIT 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              INFORMIX CORPORATION

                             IC MERGER CORPORATION

                                      AND

                            RED BRICK SYSTEMS, INC.

                          Dated as of October 7, 1998

                               TABLE OF CONTENTS


                                                                                     PAGE
                                                                                     ----
           ARTICLE I
                 THE MERGER .......................................................    1
                  1.1  The Merger .................................................    1
                  1.2  Effective Time; Closing ....................................    1
                  1.3  Effect of the Merger .......................................    2
                  1.4  Certificate of Incorporation; Bylaws .......................    2
                  1.5  Directors and Officers .....................................    2
                  1.6  Effect on Capital Stock ....................................    2
                  1.7  Surrender of Certificates ..................................    3
                  1.8  No Further Ownership Rights in Company Common Stock ........    4
                  1.9  Lost, Stolen or Destroyed Certificates .....................    4
                  1.10 Tax and Accounting Consequences ............................    5
                  1.11 Taking of Necessary Action; Further Action .................    5

           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF COMPANY ........................    5
                  2.1  Organization and Qualification; Subsidiaries ...............    5
                  2.2  Certificate of Incorporation and Bylaws ....................    5
                  2.3  Capitalization .............................................    5
                  2.4  Authority Relative to this Agreement .......................    6
                  2.5  No Conflict; Required Filings and Consents .................    7
                  2.6  Compliance; Permits ........................................    7
                  2.7  SEC Filings; Financial Statements ..........................    8
                  2.8  No Undisclosed Liabilities .................................    8
                  2.9  Absence of Certain Changes or Events .......................    8
                  2.10 Absence of Litigation ......................................    9
                  2.11 Employee Benefit Plans .....................................    9
                  2.12 Labor Matters ..............................................   11
                  2.13 Registration Statement; Proxy Statement ....................   11
                  2.14 Restrictions on Business Activities ........................   11
                  2.15 Title to Property ..........................................   11
                  2.16 Taxes ......................................................   11
                  2.17 Environmental Matters ......................................   12
                  2.18 Brokers ....................................................   12
                  2.19 Intellectual Property ......................................   12
                  2.20 Agreements, Contracts and Commitments ......................   14
                  2.21 Company Rights Plan ........................................   15
                  2.22 Insurance ..................................................   15
                  2.23 Opinion of Financial Advisor ...............................   16
                  2.24 Board Approval .............................................   16
                  2.25 Vote Required ..............................................   16
                  2.26 State Takeover Statutes ....................................   16

           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ..........   16
                  3.1  Organization and Qualification; Subsidiaries ...............   16
                  3.2  Certificate of Incorporation and Bylaws ....................   17
                  3.3  Capitalization .............................................   17
                  3.4  Authority Relative to this Agreement .......................   17
                  3.5  No Conflict; Required Filings and Consents .................   17
                  3.6  SEC Filings; Financial Statements ..........................   18
                  3.7  Absence of Certain Changes or Events .......................   19
                  3.8  Absence of Litigation ......................................   19
                  3.9  Registration Statement; Proxy Statement ....................   19



                                                                                     PAGE
                                                                                     ----
                  3.10 Board Approval .............................................   19
                  3.11 Interim Operations of Merger Sub ...........................   19

           ARTICLE IV
                 CONDUCT PRIOR TO THE EFFECTIVE TIME ..............................   19
                  4.1  Conduct of Business by Company .............................   19
                  4.2  Conduct of Business by Parent ..............................   22

           ARTICLE V
                 ADDITIONAL AGREEMENTS ............................................   22
                  5.1  Proxy Statement/Prospectus; Registration Statement; Other
                         Filings; Board Recommendations ...........................   22
                  5.2  Meeting of Company Stockholders ............................   22
                  5.3  Confidentiality; Access to Information .....................   24
                  5.4  No Solicitation ............................................   24
                  5.5  Public Disclosure ..........................................   25
                  5.6  Reasonable Efforts; Notification ...........................   26
                  5.7  Third Party Consents .......................................   26
                  5.8  Stock Options and Employee Benefits ........................   26
                  5.9  Form S-8 ...................................................   28
                  5.10 Indemnification ............................................   28
                  5.11 Nasdaq Listing .............................................   28
                  5.12 Company Affiliate Agreement ................................   28
                  5.13 Regulatory Filings; Reasonable Efforts .....................   28
                  5.14 Comfort Letter .............................................   29
                  5.15 Company Audit ..............................................   29
                  5.16 No Rights Plan Amendment ...................................   29
                  5.17 Noncompetition Agreements ..................................   29

           ARTICLE VI
                 CONDITIONS TO THE MERGER .........................................   29
                  6.1  Conditions to Obligations of Each Party to Effect the
                         Merger ...................................................   29
                  6.2  Additional Conditions to Obligations of Company ............   30
                  6.3  Additional Conditions to the Obligations of Parent and
                         Merger Sub ...............................................   30

           ARTICLE VII
                 TERMINATION, AMENDMENT AND WAIVER ................................   32
                  7.1  Termination ................................................   32
                  7.2  Notice of Termination; Effect of Termination ...............   33
                  7.3  Fees and Expenses ..........................................   33
                  7.4  Amendment ..................................................   33
                  7.5  Extension; Waiver ..........................................   33

           ARTICLE VIII
                 GENERAL PROVISIONS ...............................................   34
                  8.1  Non-Survival of Representations and Warranties .............   34
                  8.2  Notices ....................................................   34
                  8.3  Interpretation; Knowledge ..................................   34
                  8.4  Counterparts ...............................................   35
                  8.5  Entire Agreement; Third Party Beneficiaries ................   35
                  8.6  Severability ...............................................   35
                  8.7  Other Remedies; Specific Performance .......................   35
                  8.8  Governing Law ..............................................   36
                  8.9  Rules of Construction ......................................   36
                  8.10 Assignment .................................................   36
                  8.11 Waiver of Jury Trial .......................................   36


                               INDEX OF EXHIBITS


Exhibit A    Form of Voting Agreement

Exhibit B    Form of Stock Option Agreement

Exhibit C    Form of Affiliate Agreement

Exhibit D-1  Persons to Sign Noncompetition Agreement

Exhibit D-2  Form of Noncompetition Agreement


                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 7, 1998, among Informix Corporation, a Delaware corporation ("Parent"), IC Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Red Brick Systems, Inc., a Delaware corporation ("Company").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), Parent and Company intend to enter into a business combination transaction.

    B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "Company Voting Agreements").

    D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as EXHIBIT B (the "Company Stock Option Agreement"). The Board of Directors of Company has approved the Company Stock Option Agreement.

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Red Brick Systems, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.0001 par value per share, of Company (the "Company Common Stock") (including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Rights Agreement (the "Company Rights Plan") dated as of July 21, 1997 between the Company and Harris Trust and Savings Bank as Rights Agent) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.600 (the "Exchange Ratio") shares of Common Stock of Parent (the "Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

        (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1995 Stock Option Plan (including options granted under the predecessor 1991 Stock Option Plan) and the Company's Supplemental Stock Option Plan (collectively, the "Company Stock Option Plans"), as well as those options described in Section 2.3 (viii) hereof, shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under Company's 1998 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

        (d) WARRANTS. At the Effective Time, (i) those certain warrants to purchase Common Stock of the Company, under which 69,416 shares remain exercisable (the "Common Warrants") and (ii) that certain warrant issued to Comdisco, Inc. for the purchase of 15,555 shares of Company Common Stock (the "Comdisco Warrant") shall be assumed by Parent in accordance with the terms thereof. In this regard, the Company agrees to provide the holders of the Common Warrants and the Comdisco Warrants (collectively the "Company Warrants") with any and all notices required as a result of the Merger and the transactions contemplated thereby.

        (e) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time (but in no event later than three (3) business days thereafter), Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
    Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
    Section 1.7(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time (but in no event later than five (5) business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to
    Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
    Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
    Section 1.6(g) and any dividends or distributions payable pursuant to
    Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  TAX AND ACCOUNTING CONSEQUENCES.

    (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    (b) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are set forth in the Company SEC Reports (as defined in Section
2.7.1 or specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to Parent on or prior to the date of this Agreement (the "Company Disclosure Letter"), as follows:

    2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. Other than wholly-owned subsidiaries, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

    2.3 CAPITALIZATION. The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock ("Company Preferred Stock"), each having a par value of $0.0001 per share. At the close of business on September 30, 1998, (i) 12,558,738 shares of Company Common Stock were issued and outstanding all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company, (iii) 1,500,000 shares of Company Common Stock were available for future issuance pursuant to Company's employee stock purchase plan, (iv) 2,645,800 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1995 Option Plan, (v) 28,359 shares of Company Common Stock were available for future grant under the 1995 Option Plan, (vi) 1,856,050 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the Supplemental Stock Option Plan, (vii) 191,512 shares of Company Common Stock were available for future grant under the Supplemental Stock Option Plan;
(viii) 27,500 shares of Company Common Stock were reserved for issuance upon exercise of options to purchase Company Common Stock not made under the 1995 Stock Option Plan or the Supplemental Stock Option Plan, (ix) 205,163 shares of Company Common Stock were reserved for future issuance upon conversion of Company Warrants (as described in Section 1.6(d)) and (x) a sufficient number of shares of Company Common Stock were reserved for future issuance pursuant to the Company Option Agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding and 30,000 shares of Company Series A Preferred were reserved for issuance upon exercise of the Company Rights. No change in such capitalization has occurred between September 30, 1998 and the date hereof except (x) the issuance of shares of Company Common Stock pursuant to the exercise of outstanding options or warrants or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors employees, consultants or other service providers of the Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements. Except as set forth in this Section 2.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature whatsoever.

    2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Company Option Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with the Delaware General Corporation Law and Company's Certificate of Incorporation and Bylaws). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms.

    2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    2.5.1 The execution and delivery of this Agreement and the Company Option Agreement by Company do not, and the performance of this Agreement and the Company Option Agreement by Company shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Company or any of its subsidiaries, (ii) subject to obtaining the approval of Company's stockholders of the Merger and compliance with the requirements set forth in Section 2.5.2 below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected (except, in the case of end-user license agreements not relating to the Company's fifty largest accounts measured in terms of revenue generated during the two-year period prior to the date hereof (but not with respect to any other agreements, end-user or otherwise), where such breach, default, impairment of rights, alteration of rights or obligations, right of termination, amendment, acceleration or cancellation, or creation of a lien or encumbrance (i) would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company).

    2.5.2 The execution and delivery of this Agreement and the Company Option Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of the Nasdaq Stock Market, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    2.6  COMPLIANCE; PERMITS.

    2.6.1 Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    2.6.2 Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all respects with the terms of the Company Permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect on the Company.

    2.7  SEC FILINGS; FINANCIAL STATEMENTS.

    2.7.1 Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since January 1, 1996 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since January 1, 1996. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

    2.7.2 Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") (including, without limitation, in accordance with the revenue recognition principles thereof) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

    2.7.3 Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition principles thereof) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of June 30, 1998, (ii) liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practices or (iii) banking, accounting, legal and printing fees associated with the Merger.

    2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

    2.10 ABSENCE OF LITIGATION. There are no material claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries as to which Company or any of its subsidiaries has received any written notice or assertion, or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    2.11  EMPLOYEE BENEFIT PLANS

    2.11.1 All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code, or with respect to which Company has or may in the future have liability, are listed in Section 2.11.1 of the Company Disclosure Letter (the "Plans"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS determination, opinion, notification and advisory letters; (vi) all correspondence to or from any governmental agency relating to any Plan; (vii) all COBRA forms and related notices and (viii) all discrimination tests for each Plan for the most recent plan year.

    2.11.2 Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA, and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the best knowledge of Company is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.
Section 2.11.2 of the Company Disclosure Letter includes a listing of the accrued vacation liability of Company as of October 1, 1998. Any

Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Company has furnished or made available to Parent copies of the most recent Internal Revenue Service letters and three (3) years of Form 5500 with respect to any such Plan. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as provided in Section 5.8(e), each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses).

    2.11.3 Neither Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Company nor any officer or director of Company is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title 1 of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

    2.11.4 Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of FMLA or any similar provisions of state law applicable to Company employees. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to, COBRA, and Company has never represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

    2.11.5 Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company is represented by any labor union or covered by any collective bargaining agreement and, to the best knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the best knowledge of Company, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years, and Company considers its relationship with its employees to be good. Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

    2.11.6 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.12 LABOR MATTERS. (i) There is no litigation pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

    2.13 REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") to be filed with the SEC by Company pursuant to
Section 5.1(a) hereof will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.15 TITLE TO PROPERTY. Company owns no material real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects. For the purposes of this Section 2.15, the word "property" or "properties" does not include Intellectual Property.

    2.16 TAXES. Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Effective Time, due and payable has become a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries, (ii) no audit of any material Tax Return of Company or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Company or any of its subsidiaries and is currently in effect and (iv) there is no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    2.17 ENVIRONMENTAL MATTERS. Company and each of its subsidiaries to their respective knowledge (i) have obtained all applicable permits, licenses and other authorizations which are material to the business of Company and required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Company or its subsidiaries (or their respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Company's or any of its subsidiaries (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by Company or its subsidiaries (or any of their respective agents) thereunder.

    2.18 BROKERS. No broker, finder or investment banker (other than Morgan Stanley & Co., Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

    2.19 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

        "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company.

        "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
        (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

    2.19.1 No material Company Intellectual Property or material product or material service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which is reasonably likely to affect the validity, use or enforceability of such Company Intellectual Property.

    2.19.2 Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

    2.19.3 Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company.

    2.19.4 Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

    2.19.5 To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either
(i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention to the extent it is necessary to do so.

    2.19.6 Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

    2.19.7 Section 2.19.7 of the Company Disclosure Letter lists all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

    2.19.8 All material contracts, licenses and agreements relating to Company Intellectual Property (other than those that, by their terms, have expired or been terminated) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

    2.19.9 The operation of the business of Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of Company (including products currently in beta release) has not, does not and, to the Company's knowledge, will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights and trademarks and service mark rights, such representation is limited in all cases to the Company's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

    2.19.10 Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

    2.19.11 To the best knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

    2.19.12 Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent (or a form providing substantially the same protection) and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

    2.20 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Company nor any of its subsidiaries is a party to or is bound by:

    2.20.1 any employment or consulting agreement, contract or commitment with any officer, director or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to the Company;

    2.20.2 any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    2.20.3 any agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license or distribution or marketing of software products or services in the ordinary course of business;

    2.20.4 any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

    2.20.5 any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

    2.20.6 any material joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

    2.20.7 any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole; or

    2.20.8 any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology except as a distributor in the normal course of business.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to this Section 2.20 hereof (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.21 COMPANY RIGHTS PLAN. The Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, (ii) ensure that (y) neither Parent nor Merger Sub, nor any of their affiliates shall be deemed to have become an Acquiring Person (as defined in the Company Rights
Plan) pursuant to the Company Rights Plan solely by virtue of the execution of this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements of the consummation of the transactions contemplated hereby or thereby and (z) a Distribution Date, a
Section 11(a)(ii) Trigger Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur by reason of the execution of this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, the consummation of the Merger, or the consummation of the other transactions, contemplated hereby and thereby, (iii) provide that the exercise of rights under the Company Rights Plan shall expire immediately prior to the Effective Time, and (iv) that such amendment may not be further amended by the Company without the prior consent of Parent in its sole discretion.

    2.22 INSURANCE. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    2.23 OPINION OF FINANCIAL ADVISOR. Company has been advised in writing by its financial advisor, Morgan Stanley & Co., Incorporated, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company from a financial point of view.

    2.24 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement (i) approved, subject to stockholder approval, this Agreement and the Company Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and
(iii) recommended that the stockholders of Company approve this Agreement and the Merger.

    2.25 VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote thereon is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    2.26 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Merger, this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements and the transactions contemplated by this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, the provisions of Section 203 of the Delaware General Corporation Law to the extent, if any, such Section is applicable to the Merger, this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements and the transactions contemplated by this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements (assuming that Parent and its "affiliates" and "associates" (as defined under both Section 203 of the Delaware Statute and Rule 405 under the Securities Act), collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than 1% of the shares of Company Common Stock outstanding, other than shares of Company Common Stock issuable pursuant to the Company Option Agreement to be entered into concurrently herewith). To the Company's knowledge after consultation with the Company's outside counsel, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements or the transactions contemplated by this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are set forth in the Parent SEC Reports (as defined in Section 3.6 or specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph number) delivered by Parent and Sub to Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), as follows:

    3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

    3.3 CAPITALIZATION. The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and of (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"), 440,000 of which have been designated as Series A-1 Preferred Stock and 80,000 of which have been designated as Series B Preferred Stock. At the close of business on September 30, 1998 (i) 172,310,746 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 248,975 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 2,837,759 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan,
(iv) 18,140,543 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock. As of the date hereof, no shares of Series A-1 Preferred Stock and 32,000 shares of Series B Preferred Stock were issued or outstanding. A warrant to purchase 80,000 shares of Series A-1 Preferred Stock and warrants to purchase an aggregate of 951,891 shares of Parent Common Stock, associated with the exercise of Series B Preferred Stock, were outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Company Option Agreement, and to perform its obligations hereunder and thereunder, subject to obtaining the approval of Parent's stockholders of the issuance of Parent Common Stock in the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Company Option Agreement, or to consummate the transactions so contemplated. This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        3.5.1 The execution and delivery of this Agreement by Parent and Merger Sub and the Company Option Agreement by Parent do not, and the performance of this Agreement by Parent and

    Merger Sub and the Company Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries,
    (ii) subject to compliance with the requirements set forth in Section 3.5.2 below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

        3.5.2 The execution and delivery of this Agreement by Parent and Merger Sub and the Company Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of the Nasdaq Stock Market, and the filing and recordation of the Certificate or Merger as required by the Delaware General Corporation Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.6  SEC FILINGS; FINANCIAL STATEMENTS.

        3.6.1 Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1997 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        3.6.2 Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition provisions thereof) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        3.6.3 Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        3.6.4 Parent has filed all the reports required to be filed under the Exchange Act during the preceding twelve months.

    3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on Parent or (ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in GAAP.

    3.8 ABSENCE OF LITIGATION. Except as set forth in the Parent SEC Reports, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its subsidiaries as to which Parent or any of its subsidiaries has received any written notice or assertion, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    3.9 REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

    3.10 BOARD APPROVAL. The Board of Directors of Parent has, as of the date hereof, (i) approved this Agreement, the Merger Agreement, the Company Option Agreement and the transactions contemplated hereby and thereby and (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders.

    3.11 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    3.12 PARENT OWNERSHIP OF COMPANY COMMON STOCK. Parent and, to the best knowledge of Parent, its "affiliates" and "associates" (as defined under both
Section 203 of the Delaware Statute and Rule 405 under the Securities Act), collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than 1% of the shares of Company Common Stock outstanding (other than shares of Company Common Stock issuable pursuant to the Company Option Agreement to be entered into concurrently herewith).

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the service relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/ or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Common Stock upon exercise thereof), in the ordinary course and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Common Stock upon exercise thereof) 60,000 shares in the aggregate;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except sales or licenses of product or inventory in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000, other than banking, accounting, legal and printing fees associated with the Merger;

        (m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (n) enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than in the ordinary course of business consistent with past practice, but in no event shall Company enter into any exclusive distribution arrangement;

        (o) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (q) above.

    4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

        (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; or

        (b) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

    5.2  MEETING OF COMPANY STOCKHOLDERS.

    (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding the anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to the Merger.

    (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

    (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger, or from endorsing or recommending to its stockholders a Superior Offer (as defined below) if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section
5.4 with respect to such Superior Offer or the party making such offer (or any affiliate or associate of such party), and (iii) the Board of Directors of Company or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation, and the endorsement or recommendation of such Superior Offer, is required in order for the Board of Directors of Company or any committee thereof to comply with its fiduciary obligations to Company's stockholders under applicable law. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement ("Superior Offer") shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group

(including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

    (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of September 1, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article V5, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required Company Stockholder Vote, this Section 5.4(a) shall not prohibit Company from (A) furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4 with respect to such person or group making such Superior Offer (or any affiliate or associate of such person or group), (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative (excluding non-officer employees) of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, the Company shall
(i) provide Parent with at least 24 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least two (2) business days or forty-eight
(48) hours prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer, to the extent available.

    For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

    (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS AND EMPLOYEE BENEFITS.

    (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under Company's 1995 Stock Option Plan (including options granted under the predecessor 1991 Stock Option Plan) and Supplemental Stock Option Plan or as described in Section 2.3(viii) hereof, whether or not exercisable, whether or not vested, shall by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be a transaction within Section 424 of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (1) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. In addition, each Restricted Stock Purchase Agreement between the Company or an Affiliate and an employee of such entity shall be assumed by Parent, and the number of shares subject to such Restricted Stock Purchase Agreement will be adjusted as described above.

    (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

    (c) Outstanding purchase rights under the ESPP shall be exercised upon the earlier of January 29, 1999 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1999, then a new Purchase Period (as defined in the ESPP) will commence on February 1, 1999 and will end upon the earlier of July 31, 1999 or immediately prior to the Effective Time, and each participant in the ESPP shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the ESPP and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Common Stock of the Parent pursuant to Section 1.6(a).

    (d) From and after the Effective Time, Parent shall grant all employees credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Company was service with Parent. Parent and Company agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall, to the extent permitted under its plans, waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of Company who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition).

    (e) Any Company employee whose employment is involuntarily terminated without cause within 90 days following the Effective Time will receive severance benefits in accordance with the existing terms of the Company Officers Severance Plan or Company Employee Severance Plan, to the extent such individual is eligible under each such plan. In addition, any person who is a Company officer on the date hereof whose employment is voluntarily terminated within ninety (90) days following the Effective Time will receive severance benefits in accordance with the existing terms of the Company Officers Severance Plan, to the extent such officer is eligible under such plan.

    5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time (but in any event within five (5) business days of the Effective Time) and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10  INDEMNIFICATION.

    (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its present and former directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

    (b) For a period of four years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

    (c) The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of the Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    5.11 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.12 COMPANY AFFILIATE AGREEMENT. Set forth in the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT C (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

    5.13 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

    5.14 COMFORT LETTER. Prior to the Closing, Company shall cause Ernst & Young LLP, certified public accountants to Company, to provide a letter reasonably acceptable to Parent, relating to their audit of the financial statements relating to Company contained in or incorporated by reference in the Registration Statement.

    5.15 COMPANY AUDIT; ACCOUNTANTS' CONSENT. Company shall cause Ernst & Young LLP, certified public accountants to the Company, by a target date of November 15, 1998 but in no event later than November 30, 1998; (i) to complete, and to communicate to Parent the results of, an audit of the Company's financial statements (A) for each of the three calendar quarters of 1998 which have been completed as of the date hereof (the "Quarterly Audit") and (B) as of and for the nine-month period ending September 30, 1998 (the "Nine-Month Audit"); and
(ii) to provide, upon request, an accountants' consent for the inclusion, in the Proxy Statement/Prospectus, of audit report(s) for the periods required to be included in such Proxy Statement/Prospectus as well as for the nine-month period ending September 30, 1998 (irrespective of whether an audit for such period is required under SEC rules) (the "Accountants' Consent"). The inclusion of a going concern qualification in the Nine-Month Audit or any Quarterly Audit shall not be deemed to result in a breach of the covenant set forth in this Section 5.15.

    5.16 NO RIGHTS PLAN AMENDMENT. Except as required by Section 6.3(e), prior to the Closing, Company shall not amend or modify the Company Rights Plan in any manner or take another action so as to (i) render the Company Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, the Company Stock Option Agreement, the Company Affiliate Agreements and the Company Voting Agreements, or (ii) permit any person or group who would otherwise be an Acquiring Person (as defined in the Company Rights Plan) not to be an Acquiring Person, or (iii) provide that a Distribution Date, a Section II(a)(ii) Trigger Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Company Rights.

    5.17 NONCOMPETITION AGREEMENTS. The Company will encourage the persons set forth on Exhibit D-1 hereto to enter into Noncompetition Agreements substantially in the form attached hereto as Exhibit D-2.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gunderson Dettmer Stough Villenueve Franklin & Hachigan, LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Parent and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the

Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Company as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

        (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (e) COMPANY RIGHTS PLANS. All actions necessary to extinguish and cancel all outstanding Rights under the Company Rights Plan or render such rights inapplicable to the Merger shall have been taken.

        (f) COMPANY AUDIT. (i) On or before November 30, 1998, the Quarterly Audit and the Nine-Month Audit shall have been completed by Ernst & Young LLP and the results of such audits shall have been communicated to Parent; and (ii) the revenues and other financial results of the Quarterly Audit for each of the three calendar quarters included in such audit shall not be materially different from the revenues and other financial results disclosed by the Company for each of such three calendar quarters in the Form 10-Q filed by the Company with respect to each such quarter; and (iii) if requested, Ernst & Young LLP shall have provided the Accountants' Consent on or before November 30, 1998.

        (g) NO ADJUSTMENT TO FINANCIAL STATEMENTS. No material restatement or adjustment shall have occurred or been made to any audited financial statements of the Company which were contained in any Company SEC Reports filed by the Company on or before the date hereof.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by April 30, 1999 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall ont be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either Company or Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement);

        (e) by Parent if a Triggering Event (as defined below) shall have occurred;

        (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Termination Event (as defined below) shall have occurred;

        (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for thirty days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty day period); or

        (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that

    Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty day period).

    For the purposes of this Agreement, a "Termination Event" shall be deemed to occur if Company shall not have used commercially reasonable efforts to hold the Company Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Registration Statement is declared effective under the Securities Act.

    For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within seven (7) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal;
(v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or
(vi) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3 FEES AND EXPENSES. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       (a) if to Parent or Merger Sub, to:

       Informix Corporation
       4100 Bohannon Drive
       Menlo Park, CA 94025
       Attention: Gary Lloyd, Vice President, General Counsel
       Telephone No.:  (650) 926-6300
       Telecopy No.:   (650) 926-6562

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: Martin W. Korman, Esq./Jeffrey A. Herbst, Esq.
       Telephone No.:  (650) 493-9300
       Telecopy No.:   (650) 493-6811

       (b) if to Company, to:

       Red Brick Systems, Inc.
       485 Alberto Way
       Los Gatos, CA 95032
       Attention: Chris Erickson, President
       Telephone No.:  (408) 399-3200
       Telecopy No.:   (408) 399-7264

       with a copy to:

       Gunderson Dettmer Stough Villenueve
       Franklin & Hachigan, LLP
       155 Constitution Drive
       Menlo Park, California 94025
       Attention: Daniel E. O'Connor, Esq.
       Telephone No.:  (650) 321-2400
       Telecopy No.:   (650) 321-2800

    8.3  INTERPRETATION; KNOWLEDGE.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include,"

"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

    (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries taken as a whole; provided, however, that the following shall not be considered a "Material Adverse Effect": (i) changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity completes as a whole, which conditions do not affect such entity in a disproportionate manner, (ii) a shortfall in revenues of such entity as a result of delays in customer orders (including any effects on such entity's operating income which result directly from such revenue shortfall), which delays result from the announcement and pendency of the Merger, or (iii) the loss of employees resulting from the announcement and pendency of the Merger.

    (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    (e) For purposes of this Agreement, the term "subsidiary" or "subsidiaries" shall not include Red Brick Australasia Pty Ltd.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     ******

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                INFORMIX CORPORATION

                                By:         /s/ ROBERT J. FINOCCHIO, JR.
                                     -----------------------------------------
                                           Name: Robert J. Finocchio, Jr.
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                IC MERGER CORPORATION

                                By:         /s/ ROBERT J. FINOCCHIO, JR.
                                     -----------------------------------------
                                           Name: Robert J. Finocchio, Jr.
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                RED BRICK SYSTEMS, INC.

                                By:         /s/ CHRISTOPHER G. ERICKSON
                                     -----------------------------------------
                                           Name: Christopher G. Erickson
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER



                           **** MERGER AGREEMENT ****

                                   EXHIBIT A

                            Form of Voting Agreement

                              [See Exhibit 99.1]

                                   EXHIBIT B

                         Form of Stock Option Agreement

                              [See Exhibit 99.2]

                                   EXHIBIT C

                          FORM OF AFFILIATE AGREEMENT

                                                                       EXHIBIT C

                            RED BRICK SYSTEMS, INC.

                              AFFILIATE AGREEMENT

    This AFFILIATE AGREEMENT (the "Agreement") is made and entered into as of October 7, 1998, between Informix Corporation, a Delaware corporation (the "Parent"), and the undersigned stockholder (the "Affiliate") of Red Brick Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    A. The Parent, the Company, and IC Merger Corporation, a Delaware corporation ("Sub"), have entered into an Agreement and Plan of Reorganization
(the "Merger Agreement") dated as of October   , 1998 pursuant to which Sub will
merge with and into the Company (the "Merger"), and the Company will become a subsidiary of Parent (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

    B. Pursuant to the Merger, at the Effective Time, outstanding shares of Company Common Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of Parent Common Stock;

    C. The execution and delivery of this Agreement by the Affiliate is a material inducement to Parent to enter into the Merger Agreement;

    D. It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"), and that it will be a condition to the effectiveness of the Merger that legal counsel for each of the Company and Parent deliver written opinions to such effect;

    E. The Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission"), as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of the Company.

                                   AGREEMENT

    NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

    1.  COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

    (a) The Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 to be filed with the Commission to register the shares of Parent Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and
(ii) the Affiliate may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act and, in particular, Rule 145 promulgated thereunder. Affiliate accordingly agrees not to sell, transfer, or otherwise dispose of any Parent Common Stock issued to the Affiliate in the Merger unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act; or (iii) the Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act. In connection with the obligations of the Affiliate hereunder, Parent agrees to file all reports required under the Exchange Act to satisfy the requirements of Rule 144(c) as long as the Affiliate shall be subject to the requirements of Rule 145.

    (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger, and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d), pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Securities Act of 1933, as amended."

    The foregoing legend shall be removed (by delivery of a substitute certificate without such legend) if the Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee) or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

    2. SHARE OWNERSHIP. The Affiliate is the beneficial owner of that number of shares of Company Common Stock (including shares issuable upon exercise of stock options and warrants) as set forth on the signature page hereto (the "Company Securities"). Except for the Company Securities, the Affiliate does not beneficially own any shares of Company Common Stock or any other equity securities of the Company or any options, warrants, or other rights to acquire any equity securities of the Company.

    3.  MISCELLANEOUS.

    (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

    (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

    (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as appropriate.

    (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Affiliate Agreement as of the date set forth on the first page of this Agreement.

                                          INFORMIX CORPORATION

                                          By:
                                             -----------------------------------
                                          Name: Robert J. Finocchio, Jr.
                                          Title: President and Chief Executive
                                          Office

                                          AFFILIATE

                                          --------------------------------------
                                          Name:
                                          Title:

                                          Company shares beneficially owned:

                                          ______________ shares of Common Stock

                                          Company shares subject to outstanding
                                          options:

                                          ______________ shares of Common Stock

                                          Company shares subject to outstanding
                                          warrants:

                                          ______________ shares of Common Stock

                           ***AFFILIATE AGREEMENT***

                                  EXHIBIT D-1
                    PERSONS TO SIGN NONCOMPETITION AGREEMENT

Ron Barale
Peggy DeLeon
Lawrence Howard
Andrew W. Priest
Paul Rodwick
Kristi L. Smith

                                  EXHIBIT D-2
                        FORM OF NONCOMPETITION AGREEMENT

                                                                     EXHIBIT D-2

                            NONCOMPETITION AGREEMENT

    This NONCOMPETITION AGREEMENT is being executed and delivered as of
October 7, 1998 by                    (the "Stockholder") in favor of and for
the benefit of Informix Corporation, a Delaware corporation ("Parent"), and Red Brick Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    A. As an employee and stockholder and/or optionholder of the Company, Stockholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Company (including confidential information relating to the Company and its operations, assets, contracts, customers, personnel, plans and prospects).

    B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Company is entering into an Agreement and Plan of Reorganization with Parent and a subsidiary of Parent (the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Parent's subsidiary into the Company (the "Merger"). It is contemplated that, as a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, and Stockholder will receive shares of common stock of Parent in exchange for Stockholder's shares of common stock of the Company.

    C. In connection with the Merger (and as a condition to entering into the Reorganization Agreement and consummating the Merger), and to more fully secure unto Parent the benefits of the Merger, Parent has requested that Stockholder enter into this Noncompetition Agreement; and Stockholder is entering into this Noncompetition Agreement in order to induce Parent to enter into the Reorganization Agreement and consummate the Merger.

    D. The Company has conducted, is conducting and will continue to conduct its businesses on a worldwide basis.

                                   AGREEMENT

    In order to induce Parent to enter into the Reorganization Agreement and consummate the Merger, and in consideration of the issuance and delivery to Stockholder of shares of common stock of Parent pursuant to the Reorganization Agreement, Stockholder agrees as follows:

    1. ACKNOWLEDGMENTS BY STOCKHOLDER. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Parent's legitimate interests in its acquisition of the Company (including the Company's goodwill) pursuant to the Reorganization Agreement. Stockholder acknowledges that, in connection with the consummation of the Merger, all of the Stockholder's shares of stock of the Company will be exchanged for shares of common stock of Parent.

    2. NONCOMPETITION. During the Restriction Period (as defined below), Stockholder shall not (other than in connection with employment with the Company, Parent, their successors, or assigns):

    (a) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the market for data warehousing software applications (including, without limitation, related client/server relational database management applications) for or on behalf of Oracle, IBM, Microsoft, Sybase, Teradata/NCR, Broadbase, Platinum Software, Information Advantage, Arbor/Hyperion or Microstrategy; or

    (b) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to software development in the market for data warehousing software applications (including, without limitation, related client/server relational database management applications) for or on behalf of Oracle, IBM, Microsoft, Sybase, Teradata/NCR, Broadbase, Platinum Software, Information Advantage, Arbor/Hyperion or Microstrategy;

PROVIDED, HOWEVER, that nothing in this Section 2 shall prevent Stockholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held Company if (A) such shares are actively traded on an established national securities market in the United States and (B) Stockholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation; PROVIDED, FURTHER, that nothing in this Section 2 shall prevent Stockholder from continuing a previously-established employment relationship following the acquisition of the employer by an entity identified in subsections 2(a) and 2(b) above; and PROVIDED, FURTHER, that nothing in this Section 2 shall prevent Stockholder from entering into arms length reseller or marketing transactions with an entity identified in subsections 2(a) and 2(b) above.

    "Restriction Period" as used herein shall mean the period commencing on the Effective Date and ending on the date that is 12 months from the Effective Date.

    3.  NONSOLICITATION.  Stockholder further agrees that Stockholder will not:

    (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder's own behalf or on behalf of any other person or entity) during the Restriction Period any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any of Parent's subsidiaries;

    (b) employ, or permit any entity over which Stockholder exercises voting control to employ, during the Restriction Period any person who shall have voluntarily terminated his or her employment with the Company, Parent or any of Parent's subsidiaries, provided, however, that any such person may be so employed six months following that individual's termination of employment with the Company, Parent or any of Parent's subsidiaries; or

    (c) personally or through others, interfere or attempt to interfere in a material manner (other than through legitimate business competition) with the relationship or prospective relationship of the Company, Parent or any of Parent's subsidiaries with any person or entity that is, was or is expected to become a customer or client of the Company, Parent or any of Parent's subsidiaries.

    4. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach by Stockholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Parent and the Company shall be entitled (to the extent permitted by applicable law in addition to any other remedy that may be available to them including but not limited to a claim for damages based on the stock and cash consideration paid to Stockholder by Parent) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    5. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company hereunder are not exclusive of or limited by any other rights or remedies which Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

    6. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder, the Company or Parent under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 7):


IF TO PARENT:     Informix Corporation
                  4100 Bohannon Drive
                  Menlo Park, California 94025
                  Attention: General Counsel
                  Facsimile No.: (650) 926-6300

IF TO             At the address provided by
STOCKHOLDER:      Stockholder to Parent in writing.


    7. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

    8. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

    9. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

    11. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to the Company and Parent such instruments and other documents and shall take such other actions as Company and Parent may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

    12. ENTIRE AGREEMENT. This Noncompetition Agreement, and the other agreements referred to herein set forth the entire understanding of Stockholder, the Company and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

    13. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

    14. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Parent may assign its rights under this Noncompetition Agreement to any entity in connection with any sale or transfer of all or substantially all of Parent's assets to such entity.

    15. BINDING NATURE. Subject to Section 15, this Noncompetition Agreement will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and the Company and their respective successors and assigns.

    16.  ARBITRATION.

    (a) ARBITRATION Except as noted in 16(b) below, the Stockholder and Parent agree that any and all past or present dispute or controversy arising out of or relating to this Agreement shall be subject to binding arbitration held in San Mateo County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Each party shall be allowed to take three (3) depositions and to make a reasonable request for documents. The arbitrator shall be knowledgeable in the industry and shall be mutually agreed upon by the Stockholder and the Parent. If an arbitrator cannot be mutually agreed upon, each party shall select an arbitrator and the two arbitrators shall select a third to constitute an arbitration panel. Any arbitration shall take place within sixty (60) days of the intial demand or, if the parties are unable to agree on a mutual arbitrator, then within sixty (60) days of the date the three person panel is chosen, except if the arbitrator(s) are unable to hold the arbitration within such time period then the arbitration shall be held based upon the availability and schedule of such arbitrator(s).

    (b) SPECIFIC PERFORMANCE AND EQUITABLE REMEDIES. Stockholder agrees that if he breaches any Section of this Agreement, Parent will have available, in addition to any rights under this Arbitration Provision, the right to obtain an injunction from a Court of competent jurisdiction restraining such breach or threatened breach and to specific performance, as noted in Paragraph 4 above. Stockholder further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

    17. EFFECTIVENESS. This Agreement shall become effective upon the Closing, as defined in the Merger Agreement, and, if the Closing does not occur prior to Feburary 28, 1999, this Agreement shall immediately terminate and be of nofurther force or effect.

    IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Agreement as of the date first above written.

                                          -----------------------------------
                                          Name: